EX-28.h.4

FORM OF

U.S. Mutual Funds
Administration Agreement

This Administration Agreement (“Agreement”), made as of the __ day of October 2012, and to have an effective date with respect to a Portfolio (as defined below) on or about April 1, 2013 or on a date that is mutually agreed upon in writing by the parties hereto, is by and among State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”) and The DFA Investment Trust Company, a Delaware statutory trust (the “Fund”).

Whereas, the Fund is authorized to issue shares of beneficial interest in separate series (“Shares”), with each such series representing interests in a separate portfolio of securities and other assets; and

Whereas, the Fund so authorized intends that this Agreement be applicable to each of its series set forth on Appendix A hereto (such series together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 19 below, shall hereinafter be referred to as the “Portfolio(s)”); and

Whereas, the Fund is an open-end management investment company registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

Whereas, the Fund desires to retain the Administrator to furnish certain administrative services to the Fund, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.           Appointment of Administrator

The Fund hereby appoints the Administrator to act as administrator to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services stated herein.

2.           Delivery of Documents

The Fund will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.           The Fund’s Agreement and Declaration of Trust and By-laws;

b.           The Fund’s currently effective Registration Statement under the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Portfolio(s) and all amendments and supplements thereto as in effect from time to time;

c.
Copies of the resolutions of the Board of Trustees of the Fund (the “Board”) certified by the Fund’s Secretary authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement(s) between the Fund and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.           Representations and Warranties of the Administrator

The Administrator represents and warrants to the Fund that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the organizational power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

The Administrator further represents and warrants that it will promptly notify the Fund if any of the above ceases to be true or if it is unable to perform any of its obligations under this Agreement for any reason.

4.           Representations and Warranties of The Fund

The Fund represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Agreement and Declaration of Trust and By-laws to enter into and perform and receive services pursuant to this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.
The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement.  The Fund also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its Shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Fund is authorized to issue an unlimited number of Shares of beneficial interest.

The Fund further represents and warrants that it will promptly notify the Administrator if any of the above ceases to be true or if it is unable to perform any of its obligations under this Agreement for any reason.

5.	Fund Accounting and Fund Administration Services

The Administrator shall provide the fund accounting and fund administration services listed on Schedules A-1 and A-2, respectively, attached hereto, subject to the authorization and direction of the Fund and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Fund and the Administrator.

The Administrator shall perform such other services for the Fund that are mutually agreed to by the parties from time to time, for which the Fund will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Fees; Expenses; Expense Reimbursement

The Administrator shall be entitled to reasonable compensation for its services and expenses as agreed upon in writing from time to time between the Fund and the Administrator.  The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice.  Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  In addition, the Fund shall reimburse the Administrator for its reasonable out-of-pocket costs incurred in connection with this Agreement.  All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Fund agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund’s behalf at the Fund’s request or with the Fund’s consent, in either case, in the form of Proper Instructions.

Each of the Fund and the Administrator will bear its own operating expenses.  In particular, the Fund, and not the Administrator, will bear all Fund expenses that are incurred by the Fund, or by the Administrator on the Fund’s behalf, in its operation unless otherwise mutually agreed in writing by the Fund and the Administrator.

From time to time, the Administrator may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Funds for the acts and omissions of any such person or persons as it is for its own acts and omissions.  As mutually agreed by the Fund and the Administrator, but in any event at least annually, the Administrator shall discuss with the Fund any assistance the Administrator has deemed desirable in performing its duties under this Agreement.

7.           Proper Instructions and Advice

a.           The Fund or any other person duly authorized by the Fund shall communicate to the Administrator by means of Proper Instructions (as defined in Section 7.a. below).  Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board of Trustees of the Fund, or the delegate of the Board (including Fund officers), shall have from time to time authorized or (ii) communication effected directly between the Fund or its third-party agents and the Administrator by electro-mechanical or electronic devices, provided that the Fund and the Administrator agree to security procedures.  The Administrator may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Fund.  Oral instructions shall be considered Proper Instructions if the Administrator reasonably believes them to have been given by a person authorized to give such instructions; provided, however, that the Fund shall cause all authorized oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate.

b.           At any time, the Administrator may apply to any officer of the Fund or his or her designee for instructions and may consult with the independent accountants for the Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.  Where circumstances arise that the Administrator believes advice from counsel may be necessary, the Administrator will notify the Fund. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.  The Administrator shall promptly notify the Fund of the receipt of such advice.  The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund.  Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek instructions or advice.

8.           Limitation of Liability and Indemnification

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers.  The Administrator shall act without negligence and with the skill and care that may reasonably be expected of a leading provider of fund administration and fund accounting services in carrying out the provisions of this Agreement.  The Administrator shall be kept indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence in connection with the provision of services hereunder, including: (i) at the request or on the direction of or in reliance on the advice of the Fund or the Fund’s counsel on behalf of the Fund, or (ii) on Proper Instructions, provided that the Administrator shall not be indemnified against any liability (or any expenses incident to such liability) arising out of the Administrator’s own bad faith, negligence, willful misconduct or disregard of its duties and obligations under this Agreement.  The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Fund insofar as such loss, damage or expense arises directly from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Fund by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Fund (“Prior Records”) except as may arise from Administrator’s own negligence or willful misconduct or the negligence or willful misconduct of an agent of the Administrator provided that the Administrator shall notify the Fund as soon as practicable after becoming aware in the course of performing its duties hereunder of an error in such Prior Records.  For the avoidance of doubt, the Administrator shall have no responsibility to review, confirm or otherwise verify the accuracy or completeness of any Prior Records.  The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent arising directly from the failure to exercise the standard of care set out in this Section 8 or the bad faith, negligence or willful misconduct of the Administrator, its agents, officers or employees.

Except as may arise from the Administrator’s failure to exercise its standard of care, the Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Administrator’s control.  The Administrator shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level the Administrator believes consistent with other similarly situated providers of fund administration and fund accounting services, for (i) periodic back-up of the computer files and data with respect to the Fund and (ii) emergency use of electronic data processing equipment to provide services under this Agreement.  Upon reasonable request, the Administrator shall discuss with the Fund any business continuity/disaster recovery plan of the Administrator and/or provide a high-level presentation summarizing such plan.

Notwithstanding anything contained herein to the contrary, neither party shall be liable for any indirect, special or consequential damages; provided that the foregoing limitation shall not apply with respect to damages or claims arising out of or relating to that party’s fraud or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

8A.           Claims For Indemnification

In connection with any indemnification provided pursuant to this Agreement, the indemnified party may make claims for indemnification by giving written notice thereof to the indemnifying party after it receives notice of a third-party claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice.  Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by the third party.  Within fifteen (15) days after receiving any such notice, the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third-party claim or liability at its own cost and expense.  If the indemnifying party fails to give notice that it disputes an indemnification claim within fifteen (15) days after the receipt of notice thereof, it shall be deemed to have accepted and agreed to indemnify the claim.

The indemnifying party shall be entitled to direct the defense against a third-party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense.  The indemnified party shall at all times have the right to fully participate in the defense of a third-party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party, and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party.  If no such notice of intent to dispute and defend a third-party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment.  If the third-party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.  The indemnifying party shall have the right to settle any third-party claim or liability without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise.  In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the indemnified party must consent to such settlement in writing, which consent shall not be unreasonably withheld, conditioned or delayed.  The indemnified party shall use reasonable efforts to mitigate any loss for which the indemnifying party may be liable under its indemnification.

9.           Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations.   The Administrator shall treat confidentially all information obtained in the ordinary course of performing its duties hereunder about the Fund’s prior, present or potential shareholders or relative to the advisor or distributor and their prior, present or potential customers (including all “personal information” described in Section 17 of this Agreement).  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party.  The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by either party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is disclosed, upon prior notice to the party whose information is being disclosed (to the extent such notice is permissible), in the manner and to the extent required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions, as necessary solely for the purpose of rendering services under this Agreement.  Further, each party agrees and represents that in no case would information it provides under this Agreement be used against it in a manner that is adverse to its interests (including its interests in competitive businesses).

The Administrator will employ reasonable safeguards designed to protect the Fund’s confidential information, which may include but are not limited to the use of encryption technologies, passwords and any other safeguards the Administrator may choose to employ.  If either party becomes aware of a breach of this confidentiality provision, it will notify promptly the other party of such breach and provide such details as it deems appropriate and in accordance with the standard of care hereunder regarding the extent of the breach of confidentiality.

To the extent reasonably possible, shareholder information made available to third parties by the Administrator will be provided on a non-disclosed basis (that is, without information disclosing the identity of the shareholder).

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement.

10.           Compliance with Governmental Rules and Regulations; Records

The Administrator agrees to perform its duties hereunder in accordance with applicable law; however, the Administrator assumes no responsibility for ensuring that the Fund complies with all securities, tax, commodities and other laws, rules and regulations applicable to the Fund.  The Administrator shall prepare all United States tax returns for the Fund and any supporting schedules in accordance with all applicable laws, rules and regulations, including the rules, standards and requirements that apply to paid preparers.  However, the Fund acknowledges that the paid preparer services and other tax-related services performed by the Administrator do not constitute tax advice and the Fund agrees the Administrator shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, any Portfolio or the Administrator as administrator to the Fund by the tax law of the United States or of any state or political subdivision thereof, provided that this sentence does not relieve the Administrator from responsibility and liability for its duties hereunder, including adherence to the applicable standard of care.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12.  The Administrator further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of the

Administrator.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Administrator.

11.           Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others.  The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

12.           Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending five (5) years from the date hereof (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by either party by an instrument in writing delivered to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing. During the Initial Term and thereafter, either party may immediately terminate this Agreement:  (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph with respect to the Fund or any Portfolio, the Fund shall pay the Administrator its compensation due and shall reimburse the Administrator for its costs, expenses and disbursements.

In addition, the Fund may terminate this Agreement during the Initial Term and thereafter with respect to a Portfolio if, in the Fund’s reasonable opinion, the Administrator has persistently not achieved the performance measures set forth in any service level document (a “Service Level Document”) that may be established in good faith by the parties as key identified performance measures, and a plan or revised plan has not been put into place in accordance with the following procedures:  In the event that the Administrator has persistently not met the key identified performance measures set forth in the Service Level Document during any two months of any calendar quarter (as such failure is set forth in the Service Level Document), the Fund may, in its discretion, submit a written deficiency notice to the Administrator outlining the performance deficiencies (“Deficiency Notice”).  Such Deficiency Notice shall be provided to the Administrator within 20 days of the end of such calendar quarter.  After receipt of such notice, the Administrator shall present the Fund with a written plan (the “Plan”) to address the deficiencies set forth in the Deficiency Notice.  Such Plan must be provided to the Fund within 30 days after receipt of the Deficiency Notice.  If the Administrator fails to submit a Plan within such 30-day period, the Fund may terminate this Agreement upon 60 days’ written notice to the Administrator.  The Fund, in its discretion, may accept or reject the Plan by notifying the Administrator in writing (“Plan Notice”) within 15 days after receipt of the Plan.  If the Fund fails to provide a Plan Notice within such 15-day period, it shall be presumed that the Fund accepted the Plan.  In the event the Fund submits a Plan Notice rejecting the Plan, the Administrator shall submit a revised plan (“Revised Plan”) within 30 days after provision of such Plan Notice.  If the Administrator fails to submit a Revised Plan within such 30-day period, the Fund may terminate the Agreement upon 60 days’ written notice to the Administrator.  The Fund, in its discretion, may accept or reject the Revised Plan by notifying the Administrator in writing (“Revised Plan Notice”) within 15 days after receipt of the Revised Plan.   If the Fund fails to provide a Revised Plan Notice within such 15-day period, it shall be presumed that the Fund accepted the Revised Plan.  If the Fund provides a Revised Plan Notice to the Administrator that rejects the Revised Plan, the Fund may, in its discretion, terminate this Agreement upon 60 days’ written notice to the Administrator.  Such termination notice must be submitted to the Administrator within 60 days after provision of the Revised Plan Notice.

Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Fund or any other Portfolio.

As soon as reasonably practicable following the termination or expiration of this Agreement, the Administrator agrees to transfer such records and related supporting documentation as are held by it under this Agreement to any replacement provider of the services or to such other person as the Fund may direct.  If directed by the Fund, the Administrator will provide the services hereunder until a replacement administrator is in place, for a reasonable period of time up to nine (9) months, subject to the terms of this Agreement, including compensation.  The Administrator will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as the Administrator customarily charges for such assistance.

13.           Notices

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Fund:
The DFA Investment Trust Company
6300 Bee Cave Road, Building One
Austin, TX 78746
Attn:  General Counsel and Chief Operating Officer
Facsimile:  512-306-7609

If to the Administrator:
State Street Bank and Trust Company
P.O. Box 5049
Boston, MA  02206-5049
Attn:  Fund Administration Legal Department

Facsimile:  617-662-2919

14.           Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15.           Assignment; Delegation

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party.  The Administrator may delegate its duties hereunder to any affiliate, affiliated joint venture or wholly-owned direct or indirect subsidiary of its parent company.  The Administrator shall remain fully responsible to the Fund for the acts and omissions of any delegate as it is for its own acts and omissions.  As mutually agreed by the Fund and the Administrator, but in any event at least annually, the Administrator shall discuss with the Fund any such delegations of the Administrator’s duties.

16.           Successors

This Agreement shall be binding on and shall inure to the benefit of the Fund and the Administrator and their respective successors and permitted assigns.

17.           Data Protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, trustees and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing, “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18.           Reserved

19.           Additional Portfolios

In the event that the Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which it desires to have the Administrator render services under the terms hereof, it shall so notify the Administrator in writing, and if the

Administer agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

20.           Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

21.           Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

22.           Severability; Further Actions

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.           Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of New York.

This Agreement is executed by the Fund with respect to each of its Portfolios and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually.  Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Portfolio under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, the Fund and shall be payable solely from the available assets of such particular Portfolio and shall not be binding upon or affect any assets of any other Portfolio.

24.           Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

25.           Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

THE DFA INVESTMENT TRUST COMPANY

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:           Michael F. Rogers
Title:           Executive Vice President

ADMINISTRATION AGREEMENT

EXHIBIT A
Management Investment Company and Portfolios thereof, if any

The DFA Investment Trust Company

*	The U.S. Large Cap Value Series
*	The Tax-Managed U.S. Marketwide Value Series
*	The DFA International Value Series
*	The Japanese Small Company Series
*	The United Kingdom Small Company Series
*	The Continental Small Company Series
*	The Asia Pacific Small Company Series
*	The Emerging Markets Series
*	The Emerging Markets Small Cap Series
*	The Canadian Small Company Series
*	Dimensional Retirement Equity Fund I

ADMINISTRATION AGREEMENT

Schedule A-1
Fund Accounting Services

Books of Account

The Administrator in its role as accounting agent for the Fund shall maintain the books of account of the Fund and shall perform its duties, including but not limited to the following, in the manner prescribed by the Fund's currently effective Prospectus, SAI or other governing document, certified copies of which have been supplied to the Administrator (each a “governing document”):

i.	Record general ledger entries;
ii.	Accrue/calculate daily expenses (including tax reclaim receivables);
iii.	Payment of invoices;
iv.	Calculate expense ratios and related waivers/recoveries;
v.	Calculate daily income (including securities lending income);
vi.	Capture and reconcile daily activity, including cash and investment balances, to the trial balance and the custodian;
vii.	Calculate net asset value;
viii.	Prepare management reporting (including Board Reporting), as agreed upon between the parties; and
ix.	Prepare account balances.

The Fund shall provide timely prior notice to the Administrator of any modification in the manner in which the calculations set forth above are to be performed as prescribed in any revision to the Fund's governing document and shall supply the Administrator with certified copies of all amendments and/or supplements to the governing documents in a timely manner.

For purposes of calculating the net asset value of a Portfolio, the Administrator shall value each Portfolio’s portfolio securities utilizing prices obtained from sources designated by the Fund (collectively, the “Authorized Price Sources”) on a Price Source Authorization form, as the same may be amended by mutual written agreement from time to time (the “Price Source Authorization”).  Further, the Fund authorizes and instructs the Administrator to receive from the third-party pricing vendor selected by the Fund (the “Pricing Vendor”) pricing adjustment information for foreign equity securities (“Fair Value Price Adjustments”) and, pursuant to the Fund’s adopted procedures (as amended from time to time and as provided to the Administrator), to use such Fair Value Price Adjustments that it timely receives in all relevant calculations (e.g., NAV, total returns, yields, etc.). The Administrator shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Administrator.

Reliance on Data

Subject to its standard of care under this Agreement, the Administrator may rely upon the information it receives from the Fund or any authorized third party.  The Administrator shall have no responsibility to confirm or otherwise verify the accuracy or completeness of any data supplied to it by or on behalf of the Fund.

Proper Instructions – Accounting Practices

The Fund shall give timely Proper Instructions to the Administrator in regard to matters affecting accounting practices and the Administrator’s performance pursuant to this Agreement.

 ADMINISTRATION AGREEMENT

Schedule A-2
Fund Administration Services

The Administrator in its role as administrator to the Fund and Portfolios shall provide the following fund administration services:

Fund Administration Treasury Services

a.
Prepare for the review by designated officer(s) of the Fund financial information regarding the Portfolio(s) that will be included in the Fund’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable and coordinate with the Fund’s financial printer the filing of such reports with the SEC;

b.	Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Review form N-CSR, annual and semi-annual reports, and provide any comments in a timely manner, coordinating with the Fund’s financial printer the filing of such forms with the SEC;

d.
Prepare for the review by designated officer(s) of the Fund the Fund’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon and file Form N-SAR;

e.	Calculate expense ratios and related waivers/recoveries;

f.
Prepare and furnish total return performance information for the Portfolio(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Fund management;

g.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

h.	Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

i.	Maintain segregation currency requirements under Section 18 of the 1940 Act; and

j.	Provide such reporting and statistics in the manner and frequency as mutually agreed upon between the Administrator and the Fund;

Fund Administration Blue Sky Services

k.	Perform Blue Sky services pursuant to specific instructions of the Fund’s authorized persons as further described in Schedule B hereto;

Fund Administration Tax Services

l.
Maintain the records necessary to support the Portfolio(s) tax returns, including, but not limited to, historical tax lots for each security; document the tax positions to be taken, or expected to be taken, by the Portfolio(s) in their federal income tax returns in accordance with FASB Codification Topic 740-10-25;

m.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

n.	Prepare for execution and file as paid preparer, the Fund’s federal and state income tax returns, federal excise tax returns and any supporting schedules to such returns;

o.	Prepare annual shareholder information relating to Forms 1099, 1042 and 1042-S;

p.
Prepare for the review by designated officer(s) of the Fund distribution calculations, including all estimates; execute capital gains distributions necessary for each Portfolio to avoid being required to pay federal income or excise taxes on its income and gains prior to their declaration; provide tax equalization services;

q.	Participate in discussions of potential tax issues with the Fund’s independent accountants; and

r.
Monitor and report to the Fund each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code; the frequency of such reporting to be as reasonably requested by the Fund;

Partnership Tax Services

s.	Perform on an ongoing basis, tax allocations for a Portfolio that is, or has elected to be treated as, a partnership (and each investor’s account in such Portfolio) (each a “Partnership”)

t.	Calculate taxable income in preparation for a Partnership’s tax allocations;

u.	Calculate M-1 adjustments (including, but not limited to, market discounts, straddles, amortization of organization costs, wash sales, constructive sales and short sales);

v.	Allocate profits and losses to each Partnership investor using the aggregate methodology agreed to by the Partnership and its tax advisor and provide this information to the

Partnership’s tax advisor for preparation of the Partnership’s Form K-1s and applicable tax forms;

w.	Track each investor’s tax basis and calculate fill up/fill down for redeeming investors as prescribed in the Partnership’s organizational documents;

x.	Maintain the tax basis for a Partnership’s underlying Partnership investments;

y.	Provide passive foreign investment reporting for the Partnership as required;

z.	Participate in discussions of potential tax issues with the Partnership’s tax advisor;

aa.	All schedules, statements and other reports prepared by the Administrator shall be reviewed by the Fund and agreed to by its tax advisor;

Other Services

bb.
The Administrator will provide information and documentation relating to the Fund or other assistance relating to such information and documentation as the Fund may reasonably request to help the Fund respond to any government or regulatory request, including but not limited to a subpoena or request for information, provided, however, that if, in the Administrator’s sole discretion, responding to such a request would cause an undue burden on an Administrator or would cause the Administrator to bear undue expense, the Administrator at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Fund and the Administrator; and

cc.
The Administrator will provide such information relating to the Fund as the Fund may reasonably request in connection with the services provided by such Administrator to the Fund pursuant to this Agreement, provided, however, that if, in the Administrator’s sole discretion, responding to such a request would cause an undue burden on the Administrator or would cause the Administrator to bear undue expense, the Administrator at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Fund and the Administrator.

Tax services, as described in “Fund Administration Tax Services” above and in this Agreement, do not include identification of passive foreign investment companies or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

ADMINISTRATION AGREEMENT

SCHEDULE B
Notice Filing with State Securities Administrators

At the specific direction of the Fund, the Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Fund Shares are to be offered or sold pursuant to instructions given to the Administrator by the Fund.

The Fund shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Fund Shares to be permitted to be sold in each such jurisdiction.  In the event that the Administrator becomes aware of (a) the sale of Fund Shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Fund Shares in excess of the number of Fund Shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Fund, and it shall be the Fund’s responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1.           Filing of Fund’s Initial Notice Filings, as directed by the Fund;

2.           Filing of Fund’s renewals and amendments as required;

3.           Filing of amendments to the Fund’s Registration Statement where required;

4.           Filing Fund sales reports where required;

5.           Payment at the expense of the Fund of all Fund Notice Filing fees;

6.           Filing the Prospectuses and SAIs and any amendments or supplements thereto where required;

7.           Filing of annual reports and proxy statements where required;

8.           Monitoring daily activity for each state or U.S. jurisdiction (such as Guam or Puerto Rico) as reflected in the Blue Sky reports that are transmitted or otherwise provided by the Fund’s Transfer Agent or designated Blue Sky vendor; and

9.           The performance of such additional services as the Administrator and the Fund may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law or ensuring the proper application of any such exemptions.  Any such determinations shall be made by the Fund or its legal counsel.

B-

In connection with the services described herein, the Fund shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Fund, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

B-

ADMINISTRATION AGREEMENT

EXHIBIT 1
LIMITED POWER OF ATTORNEY

As of ____________, THE DFA INVESTMENT TRUST COMPANY (the “Fund”) on behalf of its currently existing series and all future series (the “Portfolios”), with principal offices at 6300 Bee Cave Road, Building One, Austin, TX 78746, makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1.           NOTICE FILINGS FOR FUND SHARES.  The power to submit (in any format accepted) notice filings for the Fund in each jurisdiction in which the Fund’s Shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s Shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the notice filings of the Fund’s Shares.

2.           TRANSMIT FILING FEES.  The power to draw, endorse, and deposit checks and/or transmit electronic payments in the name of the Fund in connection with the notice filings of the Fund’s Shares with state securities administrators.

3.           AUTHORIZED SIGNERS.  Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Fund with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority.  Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, trustee or employee of the Fund.

IN WITNESS WHEREOF, the Fund has caused this Limited Power of Attorney to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

THE DFA INVESTMENT TRUST COMPANY

By:
Name:
Title:

Subscribed and sworn to before me
this                        day of                                       20

Notary Public
State of

In and for the County of
My Commission expires